Exhibit 11.1:  Computation of Per Share Earnings

                                                                                Quarter ended              Nine months ended
                                                                                September 30,                September 30,
        (dollar amounts in thousands except                             -----------------------            -----------------
            per share)
                                                                               1997        1996             1997        1996
                                                                               ----        ----             ----        ----
Net income - primary and fully diluted                                       $1,507      $1,283            $4,415     $3,757
                                                                             ======      ======            ======     ======
Weighted Average Common Stock
      and Common Equivalent Stock

Weighted average common stock outstanding                                     2,539       2,691             2,548      2,704

Assumed conversion (as of the beginning of each period
      or upon issuance during a period) of stock options outstanding at
      the end of each period                                                    220         170               192        147
                                                                             ------      ------            ------     ------

Weighted average common stock outstanding -
      primary                                                                 2,759       2,861             2,740      2,851
                                                                             ======       ======            ======     =====
Weighted average common stock outstanding                                     2,539       2,691             2,548      2,704

Assumed conversion (as of the beginning of each period
      or upon issuance during a period) of stock options outstanding at
      the end of each period                                                    256         174               261        162
                                                                             ------      ------            ------     ------

Weighted average common stock outstanding -
      fully diluted                                                           2,795       2,865             2,809      2,866
                                                                             ======      ======            ======     ======

Earnings per Weighted Average Common Share                                   $0.594      $0.477            $1.733     $1.389
                                                                             ------      ------            ------     ------

Earnings per Common and Common Equivalent Share

      Primary                                                                $0.546      $0.448            $1.611     $1.318
                                                                             ------      ------            ------     ------

      Fully Diluted                                                          $0.539      $0.448            $1.572     $1.311
                                                                             ------      ------            ------     ------